FOR IMMEDIATE RELEASE	Contact: Cindy Knoebel VP, Financial & Corporate Communications VF Services, Inc. (336) 424-6189/(212) 841-7141
VF CORPORATION RAISES FIRST QUARTER GUIDANCE
Greensboro, NC — April 17, 2006 — VF Corporation (NYSE: VFC) announced today that it now expects a 12% to 14% increase in first quarter earnings per share, a substantial improvement from its earlier guidance. Previously, the Company indicated that it expected first quarter earnings per share to be up slightly over the $1.00 per share (diluted) reported in the prior year’s quarter before a one-time cumulative effect adjustment of $.10 per share related to the adoption of new accounting rules for stock-based compensation. The Company continues to anticipate a sales increase of approximately 5% in the quarter, in line with its initial guidance.
According to Mackey J. McDonald, Chairman and Chief Executive Officer, the higher than expected earnings are due primarily to stronger than anticipated results in the Company’s domestic Jeanswear business resulting from improved performance of the Lee® brand as well as continued solid results across the Company’s Mass and Specialty jeans businesses. He also noted that the Company’s Outdoor coalition continued its very strong momentum in the quarter.
The Company will provide additional details on its first quarter results, and will also update its full year guidance, when it releases first quarter earnings on April 25. The Company will hold a conference call the same afternoon at 2:30 p.m. EST.
The call will be broadcast live over the Internet via www.vfc.com. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call on the above web site for two weeks.
Cautionary Statement on Forward-looking Statements
Certain statements included in this release are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.
Known or unknown risks, uncertainties and other factors that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by such forward-looking statements are summarized in our Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission.

About the Company
VF Corporation is a leader in branded apparel including jeanswear, outdoor products, intimate apparel, image apparel and sportswear. Its principal brands include Lee®, Wrangler®, Riders®, Rustler®, Vanity Fair®, Vassarette®, Bestform®, Lily of France®, Nautica®, John Varvatos®, JanSport®, Eastpak®, The North Face®, Vans®, Reef®, Napapijri®, Kipling®, Lee Sport® and Red Kap®.
VF Corporation’s press releases, annual report and other information can be accessed through the Company’s home page, www.vfc.com.
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